UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

October 1, 2009

SWS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19483	75-2040825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street, Suite 3500

Dallas, Texas 75270

(Address of principal executive offices and zip code)

(214) 859-1800

(Registrant’s telephone

number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.02	Termination of a Material Definitive Agreement.

Effective October 1, 2009, Timothy J. Hamick voluntarily resigned from any and all officer positions at SWS Group, Inc. and any subsidiaries of SWS (collectively, “SWS”), including, without limitation, the positions of Executive Vice President of SWS Group, Inc. and Executive Vice President of Southwest Securities, Inc., to pursue other opportunities. Contemporaneously with Mr. Hamick’s resignation, the Executive Employment Agreement dated as of July 17, 2007, by and between Mr. Hamick and Southwest Securities, Inc., terminated, except for the confidentiality provisions in Section 11 which have no specific term beyond the termination date and the client non-solicitation provisions of Section 12 thereof which have been amended to reflect a six month term and will continue in full force and effect until April 1, 2010.

In connection with Mr. Hamick’s resignation, SWS has entered into a Separation Agreement and Mutual Release with Mr. Hamick (the “Separation Agreement”). Pursuant to the Separation Agreement, SWS will pay Mr. Hamick $418,360.00 and will immediately vest all unvested restricted stock previously awarded to Mr. Hamick. All other benefits, stock options, restricted stock rights, compensation, perquisites and other rights of Mr. Hamick with respect to compensation from SWS ceased effective October 1, 2009. In exchange for such payments, Mr. Hamick agreed to certain non-solicitation and nondisclosure provisions, to return certain property to SWS and to maintain the confidentiality of proprietary information of SWS. The Separation Agreement also contains a mutual release of claims.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

Date: October 1, 2009	By:	/S/ KENNETH R. HANKS
Kenneth R. Hanks
Executive Vice President, Chief Financial Officer and Treasurer

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